Exhibit 8
List of Compagnie Générale de Géophysique SA subsidiaries (March 31, 2006)
(Certain dormant or insignificant subsidiaries of the Group have not been included in the list below)

French Companies	Head Office	% of Interest
CGG Marine SAS	Massy, France	100.0
Sercel Holding SA	Carquefou, France	100.0
Sercel SA	Carquefou, France	100.0

Foreign Companies	Head Office	% of Interest
CGG Americas, Inc	Houston, Texas, United States	100.0
CGG do Brazil Participaçoes Ltda	Rio de Janeiro, Brazil	100.0
CGG Marine Resources Norge	Oslo, Norway	100.0
CGG AP	Kuala Lumpur, Malaysia	33.2
Compania Mexicana de Geofisica	Mexico City, Mexico	100.0
Exploration Resources Norge ASA	Bergen, Norway	100.0
Exploration Investment Resources II A/S	Bergen, Norway	100.0
Sercel England Ltd	Somercous, United Kingdom	100.0
Sercel Inc	Tulsa, Oklahoma, United States	100.0
Sercel Singapore Pte Ltd	Singapore	100.0
Sercel Australia	Sydney, Australia	100.0
Hebei Junfeng	Hebei Province, P.R.C.	51.00
Each of our subsidiaries listed above is organised in the country or U.S. state in which its head office is located, and each such subsidiary does business under its registered name.